                                                                EXHIBIT 10.33



                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 31st of July 1998, to be effective as of the 1st day of March 1998 (the "Effective Date") by and among Rebecca L. Powell (hereinafter referred to as "Employee") and NOVA Corporation, a Georgia corporation ("NOVA").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, NOVA is in the business of providing credit and debit card transaction processing services (and related products and services) to merchants, financial institutions, independent sales organizations ("ISOs"), and other similar customers (the "Business") throughout the United States;

     WHEREAS, Employee currently serves as Executive Vice President, Operations of NOVA;

     WHEREAS, NOVA, or its assigns, will continue to engage in the Business throughout the United States (the "Territory);

     WHEREAS, NOVA desires for Employee to continue to work for NOVA and Employee desires to continue said employment, all as contemplated herein;

     NOW, THEREFORE, for and in consideration of her continued employment by NOVA pursuant to this Agreement, NOVA Confidential Information and Trade Secrets (as hereafter defined) furnished to Employee by NOVA in order that she may continue to perform her duties under this Agreement, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment of Employee. NOVA hereby employs Employee for a period beginning as of the Effective Date (the "Employment Commencement Date") and ending February 29, 2000 (the "Initial Term"), unless Employee's employment by NOVA is sooner terminated or automatically renewed pursuant to the terms of this Agreement (Employee's employment by NOVA pursuant to the terms of this Agreement shall hereinafter be referred to as "Employment").

     (a) Employee agrees to such Employment on the terms and conditions herein set forth and agrees to devote her reasonable best efforts to her duties under this Agreement and to perform such duties diligently and efficiently and in accordance with the directions of NOVA's Chief Executive Officer.

     (b) During the term of Employee's Employment, Employee shall be employed as Executive Vice President, Operations of NOVA. Employee shall be responsible primarily for such duties as are assigned to her, from time to time, by NOVA's Chief Executive Officer which in any event shall be such duties as are customary for an officer in those positions.

     (c) Employee shall devote substantially all of her business time, attention, and energies to NOVA's Business, shall act at all times in the best interest of NOVA, and shall not during the term of her Employment be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage, or permit such personal interests as she may have to interfere with the performance of her duties hereunder. Notwithstanding the foregoing, Employee may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of her duties hereunder.

     2. Compensation. During the term of Employee's Employment and in accordance with the terms hereof, NOVA shall pay or otherwise provide to Employee the following compensation:

     (a) Employee's annual salary during the term of her Employment shall be One Hundred Forty-Three Thousand Dollars ($143,000)("Base Salary"), with such increases as may from time to time be deemed appropriate by NOVA's Chief Executive Officer (subject to approval by the Compensation Committee of NOVA) (a "Merit Increase"); provided, however, that so long as this Agreement remains in effect, Employee's Base Salary shall be reviewed annually by NOVA's Chief Executive Officer.

     (b) Employee's Base Salary shall be paid by NOVA in accordance with NOVA's regular payroll practice.

     (c) In addition to the Base Salary, Employee may annually receive bonus compensation pursuant to the schedule set forth as Exhibit A ("Bonus
                                                             ---------
          Compensation"). Employee may also receive such other bonus or incentive compensation as may be awarded Employee from time to time by the Board of Directors of NOVA.

     (d) NOVA may withhold from any compensation payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     3. Benefits. During the term of Employee's employment, and for such time thereafter as may be required by Section 7 hereof, NOVA shall provide Employee the following benefits:

     (a)  Medical Insurance.  Employee and her dependents shall be entitled to
          -----------------
          participate in such medical, dental, vision, prescription drug, wellness, or other health care or medical coverage plans as may be established, offered or adopted form time to time by NOVA for the benefit of its employees and/or executive officers, at no cost to Employee.

     (b)  Life Insurance.  Employee shall be entitled to participate in any life
          --------------
          insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.

     (c)  Disability Insurance.  Employee shall be entitled to participate in
          --------------------
          any disability insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.

     (d)  Vacations, Holidays.   Employee shall be entitled to at least four (4)
          -------------------
          weeks of paid vacation each year and all holidays observed by NOVA.

     (e)  Stock Option Plans.   Employee shall be eligible for participation in
          ------------------
          any Stock Option Plan adopted by NOVA's Board of Directors.

     (f)  Other Benefits.  In addition to and not in any way in limitation of
          --------------
          the benefits set forth in this Section 3, Employee shall be eligible to participate in all additional employee benefits provided by NOVA (including, without limitation, all tax-qualified retirement plans, non-qualified retirement and/or deferred compensation plans, incentive plans, other stock option

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

          or purchase plans, and fringe benefits) on the same basis as such are afforded to other executive officers of NOVA during the term of this Agreement.

     (g)  Terms and Provisions of Plans Control.  Notwithstanding any provisions
          -------------------------------------
          of this Section 3 to the contrary, Employee and her dependents shall only be entitled to participate in plans or arrangements of NOVA to the extent generally allowed for similarly situated employees and/or executive officers by the terms and provisions of such plans or arrangements. NOVA agrees that it shall not take action (during the term of this Agreement or the Severance Period, as hereinafter defined) to modify the terms and provisions of any such plan or arrangement so as to exclude only Employee and/or her dependents either by excluding Employee and/or her dependents explicitly by name or by modifying provisions generally applicable to all employees and dependents so that only Employee and/or her dependents would ever possibly be affected.

     4. Personnel Policies. Employee shall conduct herself at all times in a businesslike and professional manner as appropriate for a person in her position and shall represent NOVA in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of NOVA applicable to personnel of NOVA, as adopted from time to time.

     5. Reimbursement for Business Expenses. Employee shall be reimbursed in accordance with NOVA's regular expense reimbursement practice for all out-of-pocket business expenses incurred by her in the performance of her duties hereunder, provided that Employee shall first document and substantiate said business expenses in the manner generally required by NOVA under its policies and procedures.

     6.   Term and Termination of Employment.

     (a)  This Agreement shall be effective as of the Effective Date.

     (b) Employee's Employment shall terminate immediately upon the discharge of Employee for "Cause." For the purpose of this Agreement, the term "Cause," when used with respect to termination by NOVA of Employee's Employment hereunder, shall mean termination as a result of: (i) Employee's competition with the Business of NOVA either directly or indirectly, (ii) Employee's willful, intentional, or grossly negligent failure to perform her duties under this Agreement diligently and in accordance with the directions of NOVA; (iii) Employee's willful, intentional, or grossly negligent failure to comply with the decisions or policies of NOVA; (iv) Employee's failure to discharge Employee's duty of loyalty to NOVA; or (v) final conviction of Employee of a felony; provided, however, that in the event NOVA desires to terminate Employee's Employment pursuant to subsections (i), (ii), (iii), or
          (iv) of this Section 6 (b), NOVA shall first give Employee written notice of such intent, detailed and specific description of the reasons and basis therefor, and thirty (30) days to remedy or cure such perceived breaches or deficiencies by Employee (the "Cure Period"). If Employee does not cure the perceived breaches or deficiencies within the Cure Period, NOVA may discharge Employee immediately upon written notice to Employee. If NOVA desires to terminate Employee's Employment pursuant to subsection (v) of this
          Section 6(b), NOVA shall first give Employee three (3) days prior written notice of such intent.

     (c) Employee's Employment shall terminate immediately upon the death of Employee.

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

     (d) Employee's Employment shall terminate immediately upon thirty (30) days prior written notice to Employee if Employee shall at any time be incapacitated by reason of physical or mental illness or otherwise incapable of performing the duties under this Agreement for a continuous period of one hundred eighty (180) consecutive days; provided, however, to the extent NOVA could, with reasonable accommodation and without undue hardship, continue to employ Employee in some other capacity after such one hundred eighty (180) day period, NOVA shall, to the extent required by the Americans With Disabilities Act, offer to do so, and, if such offer is accepted by Employee, Employee shall be compensated accordingly.

     (e) Employee may terminate this Agreement, upon thirty (30) days prior written notice to NOVA (the "Notice Period"), in the event (i) there is a material diminution in Employee's duties and responsibilities, or such duties and responsibilities are otherwise diminished such that they no longer reflect duties and responsibilities customary for an Executive Vice President, Operations, or (ii) Employee is required to relocate to an office that is more than fifty (50) miles from Employee's current office located at One Concourse Parkway, Suite 300, Atlanta, Georgia 30328 (each of (i) and (ii) being referred to as a "Responsibilities Breach"), and NOVA fails to cure said Responsibilities Breach, to the reasonable satisfaction of Employee, within the Notice Period.

     (f) Employee may, at her sole option and her sole discretion, give notice of her intent to terminate her Employment hereunder at any time within ninety (90) days after a "Change in Control" (as defined below) has occurred, and may thereafter terminate her employment hereunder pursuant to the terms of this Section 6(f). Employee may exercise this right by giving NOVA one hundred eighty (180) days written notice of such intent at any time within such ninety (90) day period, and Employee's Employment hereunder shall terminate as of the expiration of such one hundred eighty (180) day period. For the purposes of this Agreement, "Change in Control" means (i) the acquisition, directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), within any 12 month period, of securities of the corporation representing an aggregate of twenty-five percent (25%) or more of the combined voting power of NOVA's outstanding securities (an "Acquisition"), and during the period of 18 months following such Acquisition, individuals who at the beginning of such period constitute NOVA's board of directors, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, or (ii) the sale of all or substantially all of NOVA's assets.

     (g) This Agreement shall automatically renew for successive two (2) year terms (each a "Renewal Term") unless either party hereto gives the other party hereto written notice of its or her intent not to renew this Agreement no later than one hundred eighty (180) days prior to the date the Initial Term, or any Renewal Term, is scheduled to expire.

     (h) Other than as specifically provided in this Section 6, and then only in strict compliance with the terms hereof, NOVA may not terminate this Agreement and/or Employee's Employment.

     7.   The Severance Period.


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

     (a) Upon termination of Employee's Employment, for whatever reason (other than termination for "Cause" pursuant to Section 6(b), termination because this Agreement has not been automatically renewed by Employee after the Initial Term or any Renewal Term, or termination because Employee "quits" or otherwise voluntarily terminates her Employment other than as specifically contemplated herein (each, a "Termination Exclusion"), but including termination because this Agreement has not been automatically renewed by NOVA) (the effective date of such termination being referred to as the "Termination Date"), in addition to any amounts payable to Employee hereunder (including but not limited to accrued but unpaid Base Salary or Bonus Compensation), and any other benefits required to be provided to Employee and her dependents under contract and applicable law:

            (i) NOVA shall pay Employee an aggregate amount in cash equal to two (2) times her then Base Salary (the "Severance Payment"). The Severance Payment shall be paid by NOVA to Employee in twenty-four (24) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs; provided, however, that if Employee terminates her Employment after a Change in Control of NOVA pursuant to the terms of
                 Section 6(f) hereof, NOVA shall pay Employee the Severance Payment in one lump sum within fifteen (15) days of the Termination Date;

           (ii) Not later than ninety (90) days after the end of the fiscal year during which the Termination Date occurs, NOVA shall pay Employee a pro rata (relative to the Termination Date) portion of the Bonus Compensation Employee would have been eligible for had she remained in the employ of the Company until the end of such fiscal year;

          (iii) Notwithstanding any provision to the contrary in any other agreement or document (including but not limited to NOVA's stock option plans), all stock options that, as of the Effective Date, have been granted to Employee shall become vested and exercisable immediately upon notice of such termination (whether given by NOVA or by Employee, and including notice by NOVA pursuant to Section 6(g) that it does not intend to renew this Agreement, but excluding notice given by Employee in connection with a Termination Exclusion) (collectively, the "Vested Options"), and until the later of the Termination Date or such later date as provided under the applicable stock option plan or stock option agreement, Employee shall have the continuing right to exercise any or all of the Vested Options;

            (iv) To the extent that Employee and/or any of her dependents is eligible to, and timely elects to, receive continuation coverage under any group health plan providing medical, dental, vision, prescription drug, wellness or other health care or medical coverage which is subject to the provisions of part 6 of Title I of ERISA ("COBRA"), NOVA shall timely pay any premiums required for such coverage for the duration of the two (2) year period following the Termination Date (the "Severance Period"), or, at the election of NOVA, NOVA shall pay Employee a lump sum as reimbursement for such COBRA expenses. This payment of premiums by NOVA is not intended to alter in any way the provisions of any group health plan of NOVA, and all time limits, effects of subsequent coverage and all other relevant provisions of any group health plan of NOVA, and all time limits, effects of subsequent coverage and all other relevant provisions of any such plan remain unchanged and shall control Employee's (and her dependents') entitlement to coverage or benefits under such plan;

            (v) For the duration of the Severance Period (or until Employee becomes an employee of another company providing Employee and her dependents with medical, life and disability insurance), NOVA shall provide to Employee and her dependents the coverage for the benefits described in Sections 3(b) and (c); provided, however, such coverage shall not be provided to the extent that such coverage is generally provided through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such coverage; and

            (vi) During the Severance Period, Employee shall comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 9 and 10 below.

     (b) In the event Employee's Employment is terminated as a result of one of the Termination Exclusions identified in Section 7(a), NOVA, at its sole option and its sole discretion and at any time within fifteen
          (15) days of the Termination Date, may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 9 and 10 below for a period of one (1) or two (2) years following the Termination Date, as set forth below:

             (i) By giving notice to Employee at any time within fifteen (15) days of the Termination Date of its intent to exercise the "One Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 9 and 10 below for a period of one (1) year following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to Employee's then current Base Salary multiplied by one (1) (the "One Year Payment"). The One Year Payment shall be paid by NOVA to Employee in twelve (12) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event NOVA exercises the One Year Option, the one (1) year period following the Termination Date shall be deemed the "Exclusion Period";

             (ii) By giving notice to Employee any time within fifteen (15) days of the Termination Date of its intent to exercise the "Two Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 9 and 10 below for a period of two (2) years following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to Employee's then current Base Salary multiplied by two (2) (the "Two Year Payment"). The Two Year Payment shall be paid by NOVA to Employee in twenty-four (24) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event NOVA exercises the Two Year Option, the two (2) year period following the Termination Date shall be deemed the "Exclusion Period".

  (c) In the event of the death of Employee, all benefits and compensation hereunder shall, unless otherwise specified by Employee, be payable to, or exercisable by, Employee's estate.

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

     8. Products, Notes, Records and Software. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled, or used by Employee or made available to her during the term of her Employment concerning or relative to the Business of NOVA, including, without limitation, all customer data, billing information, service data, and other technical material of NOVA is and shall be NOVA's property. Employee agrees to deliver without demand all such materials to NOVA within three (3) days after the termination of Employee's Employment. Employee further agrees not to use materials for any reason after said termination.

     9.  Nondisclosure.

     (a) NOVA Confidential Information.  Employee acknowledges and agrees that
         ------------------------------
         because of her Employment, she will have access to proprietary information of NOVA concerning or relative to the Business of NOVA (collectively, "NOVA Confidential Information") which includes, without limitation, technical material of NOVA, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of NOVA, and any information marked "Confidential" by NOVA. Employee acknowledges and agrees that NOVA Confidential Information is and shall be NOVA's property. Employee agrees that during the term of her Employment, Employee shall keep NOVA Confidential Information confidential, and Employee shall not use NOVA Confidential Information for any reason other than on behalf of NOVA pursuant to, and in strict compliance with, the terms of this Agreement. Employment further agrees that during the Severance Period or the Exclusion Period, as applicable (as defined above), Employee shall continue to keep NOVA Confidential Information confidential, and Employee shall not use NOVA Confidential Information for any reason or in any manner.

     (b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) of this Section 9 with respect to information which:

             (i) becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee's obligations under this Agreement;

            (ii) becomes available to Employee from a source which is unrelated to her Employment or the exercise of her duties under this Agreement, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with NOVA; or

           (iii)  is required by law to be disclosed.

    (c)  Trade Secrets.  Employee acknowledges and agrees that because of her
         -------------
         Employment, she will have access to "trade secrets" (as defined in the Uniform Trade Secrets Act, O.C.G.A. (S) 10-1-760, et seq. (the Uniform
                                                           -- ----
         Trade Secrets Act") of NOVA ("Trade Secrets"). Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of "trade secrets" under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.

     10.  Covenants Not to Solicit or Compete.

     (a) Employee acknowledges and agrees that, because of her Employment, she does and will continue to have access to confidential or proprietary information concerning merchants, associate banks and ISOs of NOVA and establish relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants, and suppliers used to service such merchants, associate banks and ISOs within the Territory. In consideration of the benefits and compensation Employee is receiving hereunder, and other valuable consideration, Employee agrees that during the term of her Employment and continuing throughout the Severance Period or the Exclusion Period, as applicable (provided NOVA complies with its obligations set forth in Section 7 hereof), Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind:

            (i) (aa) compete with NOVA in providing credit card and debit card transaction processing services within the Territory or (bb) otherwise obtain any interest in, lend money to, guarantee the debts or obligations of, or perform services in either a supervisory or managerial capacity or as an advisor, consultant or independent contractor for, or otherwise participate in the management or control of, any person, firm, partnership, corporation, or unincorporated association of any kind which is providing credit card and debit card transaction processing services within the Territory in competition with NOVA;

            (ii) solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by NOVA in connection with the Business, any person or entity that during the term of Employee's Employment was a merchant, associate bank, ISO or customer (including any actively-sought prospective merchant, associate bank, ISO or customer) of NOVA and with whom Employee had material contact or about whom Employee learned material information during her Employment;

            (iii) persuade or attempt to persuade any merchant, associate bank,
                  ISO, customer, or supplier of NOVA to terminate or modify such merchant's, associate bank's, ISO's, customer's, or supplier's relationship with NOVA if Employee had material contact with or learned material information about such merchant, associate bank, ISO, customer or supplier during her Employment; or

            (iv) persuade or attempt to persuade any person who (aa) was employed by NOVA as of the date of the termination of Employee's Employment and (bb) is in a sales or management position with NOVA at the time of such contact, to terminate or modify her employment relationship, whether or not pursuant to a written agreement, with NOVA.

     11. New Developments. Any discovery, invention, process or improvement made or discovered by Employee during the term of her Employment in connection with or in any way affecting or relating to the Business of NOVA (as then carried on or under active consideration) shall forthwith be disclosed to NOVA and shall belong to and be the absolute property of NOVA; provided, however, that this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of NOVA was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the Business of NOVA or (ii) to NOVA's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for NOVA.

     12. Remedy for Breach. Employee acknowledges and agrees that her breach of any of the covenants contained in Sections 8, 9 and 10 of this Agreement would cause irreparable injury to NOVA and that remedies at law of NOVA for any actual or threatened breach by Employee of such covenants would be inadequate and that NOVA shall be entitled to specific performance of the covenants in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of NOVA to claim and recover damages against Employee for any breach of this Agreement in addition to injunctive relief. Employee acknowledges and agrees that she will be responsible for all legal expenses, including attorney's fees, which NOVA incurs in pursuing remedies, whether legal or equitable, for any actual or threatened breach of this Agreement by Employee. Employee acknowledges and agrees that, subject to NOVA's compliance with the provisions of Section 7 hereof, the covenants contained in Sections 8, 9 and 10 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against NOVA, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by NOVA of said covenants.

     13. Reasonableness. Employee has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred on NOVA under this Agreement, and Employee hereby acknowledges and agrees that:

     (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon NOVA, are necessary to protect the goodwill and other value of the Business of NOVA;

     (b) the restrictions placed upon Employee hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent her from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure the Business and goodwill of NOVA;

     (c) NOVA is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning the Business of NOVA; and

     (d) Employee's Employment places her in a position of confidence and trust with NOVA and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.

     14. Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.
The terms of the non-competition provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable; it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of non-competition is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable. The parties further agree to submit any issues regarding such modification to a court of competent jurisdiction if they are unable to agree and further agree that if said court declines to so amend or modify this Agreement, the parties will submit the issue of amendment or modification of the non-competition covenants in this Agreement to binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any such arbitration hearing will be held in Atlanta, Georgia, and this Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, including this arbitration provision.

     15. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

     16. Waiver of Breach. The waiver by NOVA of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     17. Successors and Assigns. This Agreement shall inure to the benefit of NOVA, its respective subsidiaries and affiliates, and their respective successors and assigns. This Agreement is not assignable by Employee but shall be freely assignable by NOVA.

     18. Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

          (i) If to Employee, to:

          Rebecca L. Powell
          2815 Strathmore Drive
          Cumming, Georgia 30041
          Telephone No.:  (770) 889-8515

          (ii) If to NOVA, to:

          NOVA Corporation
          One Concourse Parkway, Suite 300
          Atlanta, Georgia  30328
          Attention:  James M. Bahin
                    Chief Financial Officer
          Telephone No.:  (770) 396-1456

     19. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes in its entirety the Employment Agreement between Employee and NOVA Information Systems, Inc. dated November 1, 1991, which is of no further force or effect and hereby deemed terminated. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     20. Indemnification. At all times during and after Employee's Employment and the effectiveness of this Agreement, NOVA shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that NOVA provide such indemnification.

     21. Survival. The provisions of Sections 7, 8, 9, 10, 11, 12, 14 and 20 shall survive termination of Employee's Employment and termination of this Agreement.


                      (Signatures begin on following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above shown.

                         "EMPLOYEE":

                         BY: /s/ Rebecca L. Powell
                            -----------------------------


                         "NOVA":

                         NOVA Corporation


                         By: /s/ Edward Grzedzinski
                            -----------------------------
                              Edward Grzedzinski
                              Chairman, CEO and President

                                   EXHIBIT A

                     Annual Incentive Compensation Schedule

 .    Payment of annual incentive (the "Bonus Payment") to be based upon relative achievement of Targeted Net Income (as defined).

 .    Net Income is Net Income determined in accordance with GAAP as determined from the annual audited Financial Statements, as adjusted to exclude non-operating gains and losses.

 .    Targeted Net Income will be established annually by the Board of Directors.

 .    Payment will be calculated y determining the percentage relationship between Net Income and Targeted Net Income (such percentage relationship being referred to as the "Actual/Targeted Ratio"). For each full percent by which the Actual/Targeted Ratio equals or exceeds 80%, Employee will receive, in addition to her then current Base Salary, the following percentage (the "Bonus Percentage") of her Base Salary as the Bonus
     Payment:


     Actual Net Income/
    Targeted Net Income         Bonus Percentage     Maximum % of Base Salary
(the "Actual/Targeted Ratio")  (% of Base Salary)  Payable as the Bonus Payment
-----------------------------  ------------------  -----------------------------

           80% - 84%                   1%                        5%

           85% - 89%                   2%                       15%

           90% - 94%                   3%                       30%

           95% - 99%                   4%                       50%
               *                                                 *

* If the Actual/Targeted Ratio is equal to or greater than 101%, for each full percentage point by which the Actual/Targeted Ratio exceeds 100% (the "Excess"), the Bonus Percentage (pursuant to which Employee's Bonus Payment shall be calculated) shall be equal to the aggregate of (i) 50%, and (ii) the Excess; provided, however, that the Bonus Percentage may never exceed 100%.

     For Example, if the Actual/Targeted Ratio is 112%, the Actual/Targeted Ratio exceeds 100% by 12%, and 12% is the "Excess." Therefore, the Bonus Percentage would be equal to the aggregate of (i) 50%, and (ii) 12%; accordingly, the Bonus Percentage would be 62% and Employee's Bonus Payment would be 62% of her then current Base Salary. If Employee's Base Salary was $100,000, Employee would receive, in addition to her Base Salary, a Bonus Payment of $62,000.

 .    The foregoing notwithstanding, in order for any bonus to be payable with respect to any fiscal year, the Revenue for such fiscal year must equal or exceed 105% of the Revenue for the immediately preceding fiscal year.